UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2017

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation)	1-5491 (Commission File Number)	98-1023315 (IRS Employer Identification No.)
2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of principal executive offices)		77056-6189 (Zip code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Rowan Companies plc (the “Company”) made the following determinations regarding compensation for the Company’s named executive officers (“NEOs”). Certain determinations, as appropriate, were ratified by the Board on the same day.

2016 Annual Incentive Plan and NEO Caps

NEOs participated in the Company’s 2016 annual incentive plan (“AIP”), the material terms of which were approved by the Committee in early 2016 and previously disclosed. Each participant in the AIP has an incentive target that is a percentage of base salary.

The 2016 AIP has a metrics component representing 75% of the target payout, and a discretionary component representing 25%. The metrics component is determined by the Company’s performance against the five metrics shown below. As previously disclosed, due to the challenging market conditions in our industry and at management’s recommendation, the 2016 AIP metrics component was capped at 150% of target for NEOs. The 25% discretionary component is determined by the Committee based on Company achievements and performance during the year. The total payout to any participant may be adjusted upwards or downwards depending on individual performance.

The 2016 AIP required the Company to achieve an initial performance threshold in order to preserve the deductibility of AIP awards intended to qualify as performance-based compensation under Section 162(m) of the Code for federal income tax purposes. The Committee certified that such threshold was met, and the 2016 AIP was fully funded, with the actual AIP payout determined by the Committee as shown below.

The performance against our metrics was as follows:

Metric	Weighting	Target Performance	Actual Performance	Percent of Target Achieved	Payout Percentage
Adjusted EBITDA (a)	50%	$814.7 MM	$985.3 MM	200%	100%

Change in Cash Balance (b)	20%	$469.7 MM ($968.9 MM balance)	$1,277.7 MM	200%	40%

HSE (TRIR) (c)	15%	0.8	0.59	200%	30%

HSE (TPHR) (d)	5%	5.5	5.61	95%	4.7%

Contracted Non-Productive Time (e)	10%	3.20%	2.54%	200%	20%
TOTAL:					194.7%

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(a)	Adjusted EBITDA is a non-GAAP financial measure. Although the Committee considered the following items, no adjustment was necessary as the Company had achieved the maximum performance level on this metric. EBITDA adjusted to (i) remove the negative 2016 impact of the blend and extend contract on the Rowan Resolute drillship and (ii) remove the impact of accelerated earnings into 2016 from the contract termination settlement on the Rowan Relentless drillship.

(b)	Given the expected prolonged industry downturn, the cash metric was added to the 2016 AIP to focus on maintaining a strong cash and liquidity position. Change in cash balance is the change in cash from the end of the prior year compared to the end of the current year utilizing a 30-day average cash balance from December 15 through January 15, adjusted for special circumstances such as share or debt repurchases, blend and extend contract amendments, contract terminations, acquisitions and other unique circumstances.

Although the Committee considered the following items, no adjustment was necessary as the Company had achieved the maximum performance level on this metric. Cash adjusted to (i) account for year-to-date debt repurchases in excess of the new issuance of debt; (ii) remove the negative 2016 impact of the blend and extend contract on the Rowan Resolute drillship; and (iii) remove the positive impact of cash received in 2016 for the termination of the Rowan Reliance drillship contract.

(c)	Safety performance is derived from our internal incident reporting by comparing the trailing Total Recordable Incident Rate (“TRIR”) with Company goals.

(d)	Total Potential Hurt Rate (“TPHR”) is derived from our internal incident reporting by comparing the trailing TPHR with Company goals.

(e)	NPT refers to any period when a rig is on location and under contract but was not operational due to equipment failure or other unplanned stoppage. Represents the percentage of total offshore contracted hours down versus the total offshore hours (excluding significant periods of standby hours). NPT excludes hours for inspections and planned maintenance.

In determining the payout for the 25% discretionary component, the Committee reviewed, among other things, the Company’s operational and financial accomplishments of the year, absolute and relative share price performance, the Company’s liquidity profile, strategic transactions, and continuous improvement efforts that might not be reflected in the 75% metrics component. The Committee determined that management had achieved outstanding performance in 2016 as reflected in the Company’s relative and absolute share performance and improved liquidity position. However, given the continued challenging market conditions in the offshore drilling sector, the Committee capped the discretionary portion at 150%, resulting in a total bonus payout for NEOs under the 2016 AIP of 150%.

For more information regarding the Company’s 2016 AIP, please see the Company’s proxy statement to be filed for the annual shareholder meeting in 2017.

The following 2016 AIP payments to NEOs were approved:

Executive Officer	2016 AIP Payout ($)
Thomas P. Burke, President and Chief Executive Officer	1,080,000

Stephen M. Butz, Executive Vice President and Chief Financial Officer	396,900

Mark A. Keller, Executive Vice President, Business Development	449,730

Melanie M. Trent, Executive Vice President, Chief Administrative Officer, General Counsel and Company Secretary	378,000

T. Fred Brooks, Executive Vice President, Operations and Engineering	278,990

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Payments with regard to Performance Units

The performance periods with respect to PUs awarded in 2014 ended as of December 31, 2016. Payments with respect to the 2014 PUs will be paid in March 2017 at the end of the three-year cliff vesting period.

Executive Officer	Total Aggregate Payout for 2014 PUs ($) (a)
Burke	3,033,346
Butz	N/A (b)
Keller	1,422,921
Trent	962,581
Brooks	867,299

(a)	Based a payout per 2014 PU of $191.33.
(b)	Mr. Butz joined the Company in December 2014, and therefore did not receive an annual PU award in 2014.

2017 Compensation

Based on management’s recommendation, the Committee did not make any changes to base salaries or AIP and LTIP targets for 2017. However, given the 10% reduction in base salaries effective since July 1, 2016, the Committee may review compensation later in 2017 to ensure that NEO compensation remains competitive with peer companies.

Executive Officer	2017 Salary ($) (a)	2017 AIP Target Multiple (% of base salary)	2017 LTI Target Multiple (% of base salary) (b)
Burke	720,000	100%	450%
Butz	378,000	70%	325%
Keller	428,324	70%	325%
Trent	360,000	70%	300%
Brooks	360,000	70%	300%

(a)	Reflects voluntary 10% discounted base salary, effective through at least June 30, 2017.
(b)	2017 LTI awards were based on the multiple of base salary prior to the NEOs’ voluntary reduction in base salaries.

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2017 Long-Term Incentive Awards

NEOs’ target long-term incentive awards (“LTI”) are based on a percentage of base salary. For 2017, 50% of such value was granted in restricted share units (“RSUs”) vesting pro rata over three years, and 50% in performance units (“PUs”) cliff vesting on the third anniversary of the grant. These awards were granted under the Company’s incentive plan (the “Plan”):

Executive Officer	Restricted Share Unit Value ($)*	Performance Unit Target Value($)(a)*
Burke	1,800,000	1,800,000
Butz	682,500 (b)	682,500
Keller	773,344	773,344
Trent	600,000	600,000
Brooks	600,000	600,000

*	Value amounts are calculated using the executive officer’s LTI target multiple of base salary, prior to management’s voluntary 10% reduction. These values may not reflect grant date values calculated in accordance with accounting requirements. The number of RSUs to be awarded is determined based on the fair market value per share on February 22, 2017 and the number of PUs to be awarded is determined based on a target value of $100 per unit.

(a)	The PUs may be settled in shares, cash or a combination of both at the discretion of the Compensation Committee at the time of settlement. The value of the PUs will be determined with reference to the Company’s total shareholder return performance relative to the Company’s peer offshore drilling companies measured each year and over the three-year period.

(b)	In addition to his annual award, Mr. Butz received a one-time retention award on February 22, 2017 equal to 150% of his LTI target, or approximately $2.05 million in RSUs that cliff vest on the fourth anniversary of the grant. The Committee felt such award was appropriate in light of Mr. Butz’ outstanding accomplishments since joining the Company in 2014 and in order to increase Mr. Butz’ ownership stake in the Company comparably with his peer executives.

2017 Annual Incentive Plan

The Committee established initial performance thresholds for the 2017 AIP of any of the following: more than $10 million of EBITDA, $1 million of pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, or $100 million of gross margin.

The 2017 AIP metrics and weightings remain unchanged from the 2016 AIP, as follows:

Metric	Weighting
EBITDA	50%
Cash Balance	20%
HSE (TRIR) (a)	15%
HSE (TPHR) (b)	5%
Contracted Non-Productive Time (NPT)	10%
Total	100%

(a)	Total recordable incident rate.
(b)	Total potential hurt rate.

Consistent with the prior year, achievement of these metrics will determine 75% of the 2016 AIP payout, with the metrics component capped at 150% for NEOs. The remaining 25% of the AIP payout will be subject to the discretion of the Committee taking into account various Company achievements and factors, such as absolute total shareholder return performance, backlog additions, start-up of the Company’s joint venture with Saudi Aramco, other strategic transactions, cost management initiatives, and allocation of capital.

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CEO Retention Award

The Board has been very pleased with Dr. Burke’s outstanding performance and leadership during his tenure as CEO, and as a result, the Committee approved a one-time award to further align Dr. Burke’s stake in the Company with that of our shareholders. On February 22, 2017, Dr. Burke received a grant value of approximately $5 million in RSUs and value of approximately $2.5 million in options. Both awards cliff vest in four years and the options have a seven year exercise term.

Policy for Vesting of Awards upon Retirement

Beginning with awards granted in February 2017, the Board modified the Company’s retirement policy such that for employees who have reached 60 years of age with five years of service, RSUs will continue to vest and be settled on the regular vesting schedule set forth in the applicable award notice (as opposed to upon retirement date) and PUs will be pro-rated for the time employed during the relevant performance periods and paid on the regular payment date.

The vesting acceleration may be subject to any conditions or limitations as the Committee may determine with respect to specific awards, such as retirement notification requirements, post-termination covenants relating to non-competition or non-solicitation of employees or customers. The Committee may determine in its sole discretion whether the policy will apply to any award. The Committee may terminate, amend or modify the policy with respect to future awards at any time.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Forms of Restricted Share Unit Award Notice and Performance Unit Award Notice
10.2	Forms of Retention Award Notices

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2017	ROWAN COMPANIES PLC

	By:	/s/ Melanie M. Trent
Melanie M. Trent
Executive Vice President, Chief Administrative Officer and General Counsel

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Index to Exhibits

Exhibit No.	Description

10.1	Forms of Restricted Share Unit Award Notice and Performance Unit Award Notice
10.2	Forms of Retention Award Notices

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